Exhibit 99.1

First Farmers & Merchants Corporation

Releases 2004 Third Quarter Results

COLUMBIA, Tenn., Oct. 21, 2004 - Financial results as of September 30, 2004, released today by First Farmers & Merchants Corporation, the parent of First Farmers & Merchants National Bank, showed gains in loans, assets and shareholders' equity since December 31, 2003.

From December 31, 2003 through September 30, 2004, net loans increased by 4.9 percent, total assets increased by 2.3 percent and shareholders' equity increased by 2.6 percent. Reflecting this success, the book value of F&M stock grew from $17.51 to $17.97 during the same nine-month period.

Growth in loan volume during the nine-month period was coupled with a substantial relative increase in non-interest income of 14.2 percent from $2.3 million for the third quarter of 2003 to $2.7 million for the third quarter of 2004.

"Thanks to the support of the communities we serve throughout south central Tennessee, F&M continues to provide strong value to our shareholders" said T. Randy Stevens, President and CEO of F&M. "This value is built on three things that are the core of our mission statement: relationships, commitment and leadership. It all boils down to community service -- if you take care of the community, the community will take care of you."

Celebrating its 95th anniversary this year, First Farmers and Merchants National Bank began as a state chartered bank in 1909.  It became a national banking association in 1954 and the only subsidiary of First and Merchants Corporation in 1982.   First Farmers and Merchants National Bank is one of the largest independent community banks in Middle Tennessee and has over twenty commercial banking offices in six counties in southern Middle Tennessee. For more information, visit www.fandmbank.com.

First Farmers and Merchants Corporation and Subsidiary
Unaudited Financial Highlights
(Dollars in Thousands Except Per Share Data)

Three Months Ended			Nine Months Ended
September 30,			September 30,
	2004	2003	2004	2003
Interest income	$9,389	$10,424	$28,105	$32,759
Interest expense	2,079	2,673	6,336	8,984
Net interest income	7,310	7,751	21,769	23,775
Provision for possible loan losses		40	-677	800
Net interest income after provision
for loan losses	7,310	7,711	22,446	22,975
Noninterest income	2,668	2,337	9,061	7,213
Noninterest expense	7,207	7,337	22,236	21,714
Income before income taxes	2,771	2,711	9,271	8,474
Income taxes	859	625	2,646	2,119
Net income	$1,912	$2,086	$6,625	$6,355

Earnings per common share	$0.33	$0.36	$1.13	$1.09

Dividends declared per share	$-	$-	$0.29	$0.28

Share and per share data has been restated to give retroactive effect to the stock dividend declared April 20, 2004
			9/30/04	12/31/03
Total Assets			$847,441	$828,813
Cash and cash equivalents			45,417	38,434
Investment Securities			319,333	328,791
Loans, net			434,479	414,381
Deposits			719,962	716,433
Shareholders' equity			104,973	102,285

Book value per share			$17.97	$17.51